UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Providence Service Corporation

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THE PROVIDENCE SERVICE CORPORATION

2019 ANNUAL MEETING OF STOCKHOLDERS

SUPPLEMENTAL INFORMATION
_________________

June 4, 2019

Dear Stockholder:

The Providence Service Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission on April 26, 2019 (our “Proxy”) relating to the Company’s 2019 annual meeting of stockholders to be held on June 12, 2019, at 11:00 a.m. eastern time, at 1275 Peachtree Street, Sixth Floor, Atlanta, GA 30309. The information included below clarifies and updates the “Fees of Independent Registered Public Accounting Firm” section of our Proxy. We believe this update provides important information for stockholders to review in connection with voting on items included in our Proxy.

Supplemental Clarification and Update of the “Fees of Independent Registered Public Accounting Firm” section of our Proxy

Below the table in the sections entitled “Tax Fees” and “All Other Fees” is an updated clarification of the tax fees and other fees billed to the Company by its independent registered public accounting firm, KPMG LLP (“KPMG”), for professional services rendered for the fiscal years ended December 31, 2018 and 2017. As the disclosure below notes, the breakdown for the 2018 “Tax Fees” and “All Other Fees” each include amounts related to a one-time capital structure event, from which the Company expects to be able to realize cash tax benefits of approximately $51.9 million. “Tax Fees” for 2018 also includes additional detail on fees incurred for tax compliance and consulting services.

	Fiscal Year Ended December 31,
Fee Category	2018	2017
Audit fees	$2,289,800	$2,131,916
Audit related fees	15,000	40,581
Tax fees	1,971,768	1,251,303
All other fees	472,862	290,660
Total	$4,749,430	$3,714,460

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), the audit of the Company’s internal control over financial reporting, and for services provided in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Audit related fees consisted of amounts incurred for internal control assurance services in 2018 and 2017.

Tax Fees. Tax fees consisted of amounts incurred for professional services rendered by KPMG for tax compliance, transfer pricing and tax consulting. For 2018, tax fees include $630,810 for predominantly international tax consultancy fees related to our WD services business and minor U.S. consultancy. In addition, in 2018, $995,406 of fees were incurred for services rendered by KPMG in connection with the disposal of our WD services business and $345,552 in fees were incurred for international tax compliance services rendered by KPMG related to our WD services business.

All Other Fees. Other fees for 2017 primarily consisted of fees incurred for services rendered by KPMG for the audit of information technology security and internal control over protected client health information related to our non-emergency transportation services operating segment. For 2018, other fees consisted of fees incurred for services rendered by KPMG in connection with the disposal of our WD services business.

The Audit Committee has considered and determined that the services provided by KPMG were compatible with KPMG maintaining their independence.

Therefore, in light of the considerations described above, we believe that the non-audit related fees paid by the Company to KPMG for the fiscal year ended December 31, 2018 were appropriate and our Board of Directors continues to recommend that you vote (i) “FOR” each of our director nominees and (ii) “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019. We remind you that if you have already cast a vote contrary to our Board of Director’s recommendation on the foregoing matters (or have otherwise cast your vote), you may change your vote in accordance with the instructions included with the Proxy (see “Voting Procedures—Changing or Revoking Your Vote”).

On behalf of the Board of Directors and management of the Company, I extend our appreciation for your continued support.

R. Carter Pate Interim Chief Executive Officer

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